Exhibit 10.4

LAREDO PETROLEUM, INC.

OMNIBUS EQUITY INCENTIVE PLAN

PERFORMANCE SHARE UNIT AWARD AGREEMENT

This Performance Share Unit Award Agreement (“Agreement”) is made as of                 , by and between Laredo Petroleum, Inc. (the “Company”) and                  (the “Participant”).

W I T N E S S E T H :

WHEREAS, the Participant is currently an employee of the Company, and the Company desires to have the Participant remain in such capacity and to afford the Participant the opportunity to participate in the potential increase in value of the Company over the Performance Period (as defined below).

NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereto agree as follows:

1.                                      Grant of Performance Share Units.  Subject to the restrictions, terms and conditions set forth herein and in the Company’s Omnibus Equity Incentive Plan (the “Plan”), the Company hereby grants to the Participant                  performance share units (the “Performance Share Units”, or the “Award”). The provisions of the Plan are incorporated herein by reference, and all capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Plan.  In the event of any inconsistency between the provisions of the Plan and this Agreement, the provisions of this Agreement shall govern and control.

The Performance Share Units will be payable, if at all, solely in common stock of the Company (“Stock”) (other than the settlement in cash of any fractional share values), based upon the achievement by the Company of the Performance Goals as described on Exhibit A, over a three (3) year period commencing January 1, 2016 and ending on December 31, 2018 (the “Performance Period”).  The date on which the Performance Period ends either (i) on account of the end of the Performance Period or, if earlier, (ii) due to the Participant’s termination as set forth in Section 4(b) of this Agreement is referred to herein as the “Maturity Date.” The Participant’s right in the Performance Share Units shall vest on February 19, 2019 (the “Vest Date”); provided, however that if the Maturity Date is on or prior to December 31, 2018, then such Maturity Date shall be considered the Vest Date.

The specific Performance Goals described on Exhibit A were established by the Compensation Committee of the Company.  Subject to the other terms and conditions of this Agreement and the Plan, payment of the Performance Share Units will only be made if the Administrator certifies, following the close of the Performance Period, that the pre-established threshold Performance Goals have been exceeded in whole or in part on the Maturity Date and that the Participant is still employed by the Company on the Vest Date, and then only to the extent of the level of performance so certified as having been achieved.

2.                                      Form of Payment.  Except with respect to cash payments for fractional shares, the Award earned by reason of the Administrator’s certification as described above will be payable in Stock to the Participant (or the Participant’s beneficiary, or personal administrator in the case of your death or Disability) in the calendar year following the Maturity Date sometime following the Vest Date and on or before March 15 of such calendar year.  The amount of Stock to be paid will be determined by multiplying the number of Performance Share Units set forth in paragraph 1 by the Total Shareholder Return Modifier (such resulting number, the “Award Amount”). The Participant shall receive a number of shares of Stock equal to the Award Amount. For purposes of this paragraph, the Total Shareholder Return Modifier means the percentage, if any, achieved by attainment of the Relative TSR Performance Goals for the Performance Period in accordance with the schedule set forth on Exhibit A, as certified by the Administrator.

3.                                      Transferability.  This Award shall not be transferable otherwise than by will or the laws of descent and distribution.  Any attempt by the Participant (or in the case of the Participant’s death or Disability, the Participant’s beneficiary or personal administrator) to assign or transfer the Award, either voluntarily or involuntarily, contrary to the provisions hereof, shall be null and void and without effect and shall render the Award itself null and void.

4.                                      Forfeiture Provisions.  The following forfeiture provisions shall apply to the Performance Share Units:

(a)                                 If the Participant’s employment with the Company or any if its Subsidiaries is terminated by the Company or such Subsidiary for any reason, with or without Cause, or the Participant resigns (in either case, other than as set forth in Section 4(b) below) prior to the Vest Date, then no amount shall be paid in respect of the Award.

(b)                                 If the Participant’s employment with the Company or any Subsidiary is terminated (i) by reason of the Participant’s death or (ii) because the Participant is determined by the Board or the Administrator to be subject to a Disability, then the Participant shall be eligible to receive a pro-rated Award, taking into account the time that the Participant was employed during the Performance Period prior to the date of such termination. Any amount payable pursuant to this paragraph 4 shall be paid in accordance with Sections 1 and 2.

5.                                      Compliance with Section 162(m).  The Administrator shall exercise its discretion with respect to this Award in all cases so as to preserve the deductibility of payments under the Award against disallowance by reason of Section 162(m) of the Code.

6.                                      Withholding.  The Company shall be obligated to withhold amounts sufficient to satisfy any tax withholding or similar withholding obligations to which the Company or its Subsidiaries may be subject by reason of payment under this Award.  The Participant expressly acknowledges and agrees that the Participant’s rights hereunder are subject to this obligation of the Company regarding any applicable taxes required to be withheld in connection with the Award, in a form and manner satisfactory to the Company.

7.                                      No Right to Continued Employment.  This Agreement does not confer upon the Participant any right to continuance of employment by the Company, nor shall it interfere in any way with the right of the Company to terminate the Participant’s employment at any time.

8.                                      Terms of Issuance.  The Participant acknowledges being subject to all terms, conditions and policies contained in the Company’s Employee Manual, as the same may be amended or modified from time-to-time at the sole discretion of the Company.

9.                                      Notice. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated in a notice mailed or delivered to the other party as provided herein; provided that, unless and until some other address be so designated, all notices or communications by the Participant to the Company shall be mailed or delivered to the Company at its Tulsa, Oklahoma, office and all notices or communications by the Company to the Participant may be given to the Participant personally or mailed to the Participant’s home address as reflected on the books of the Company.

10.                               Administration.  This Agreement and the issuance of Stock contemplated hereunder shall be administered by Board or a committee of one or more members of the Board appointed by the Board to administer this Agreement and such issuance (the “Administrator”).  Subject to applicable law, the Administrator shall have the sole and plenary authority to: (i)  interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in this Agreement; (ii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Administrator shall deem appropriate for the proper administration of this Agreement; (iii) accelerate the lapse of restrictions on Stock; and (iv) make any other determination and take any other action that the Administrator deems necessary or desirable for the administration of this Agreement.  The Administrator may delegate to one or more officers of the Company the authority to act on behalf of the Administrator with respect to any matter, right, obligation, or election that is the responsibility of or that is allocated to the Administrator herein, and that may be so delegated as a matter of law. For the avoidance of doubt, in the event of a Change of Control (as defined in the Plan) the provisions of the Plan shall apply, including, without limitation, with regard to the vesting of Performance Share Units, payment amount and payment timing.

11.                               Governing Law.  THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

12.                               Miscellaneous.

(a)                                 Amendment and Waiver.  The provisions of this Agreement may be amended, modified or waived only with the prior written consent of the Company and the Participant, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

(b)                                 Severability.  Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(c)                                  Entire Agreement and Effectiveness.  This Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(d)                                 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

(e)                                  Headings.  The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

(f)                                   Gender and Plurals.  Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.

(g)                                  Successors and Assigns.  This Agreement shall bind and inure to the benefit of and be enforceable by and against the Participant, the Company and their respective successors, allowable assigns, heirs, representatives and estates, as the case may be.

(h)                                 Construction.  Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.  The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

(i)                                     Survival of Representations, Warranties and Agreements.  All representations, warranties and agreements contained herein shall survive the consummation of the transactions contemplated hereby and the termination of this Agreement.

(j)                                    WAIVER OF PUNITIVE AND EXEMPLARY DAMAGE CLAIMS.  EACH PARTY, BY EXECUTING THIS AGREEMENT, WAIVES, TO THE FULLEST EXTENT

ALLOWED BY LAW, ANY CLAIMS TO RECOVER PUNITIVE, EXEMPLARY OR SIMILAR DAMAGES NOT MEASURED BY THE PREVAILING PARTY’S ACTUAL DAMAGES IN ANY DISPUTE OR CONTROVERSY ARISING UNDER, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT.

(k)                                 Delivery of Laredo Petroleum, Inc. Prospectus dated May 25, 2016. Participant acknowledges that Participant has been provided a copy of the Company’s prospectus related to the Company’s Omnibus Equity Incentive Plan through such prospectus’ availability on the Company’s shared network drive, at S:\Omnibus Equity Incentive Plan Prospectus.  A copy will also be provided to Participant, upon Participant’s written request to the Company

13.                               Section 409A.  Notwithstanding any of the foregoing, it is intended that this Agreement comply with, or be exempt from, the provisions of Section 409A of the Code and that this Award not result in unfavorable tax consequences to the Participant under Section 409A of the Code.  This Agreement will be administered and interpreted in a manner consistent with such intent.  Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Participant shall not be considered to have terminated employment with Company for purposes of this Agreement and no payments shall be due to him or her under this Agreement which are payable upon his or her termination of employment until he or she would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code.  To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided to a “specified employee” pursuant to this Agreement during the six-month period immediately following the Participant’s termination of employment shall instead be paid within 30 days following the first business day after the date that is six months following his or her termination of employment (or upon his death, if earlier).  In addition, for purposes of this Agreement, each amount to be paid or benefit to be provided to the Participant pursuant to this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code.  Notwithstanding any of the foregoing to the contrary, the Company and its respective officers, directors, employees, or agents make no guarantee that the terms of this Agreement as written comply with, or are exempt from, the provisions of Section 409A of the Code, and none of the foregoing shall have any liability for the failure of the terms of this Agreement as written to comply with, or be exempt from, the provisions of Section 409A of the Code.

14.                               Clawback.  The Participant acknowledges and agrees that payments made under this Agreement are subject to clawback if such payments are made (i) on account of fraud or misconduct by the Participant, (ii) following an accounting restatement under certain circumstances (as referenced in the Company’s Omnibus Equity Incentive Plan) or (iii) as may be required by any other policy of the Company which may now exist or hereafter be adopted regarding repayment of incentive-based compensation, as may be in effect from time to time.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

COMPANY:

LAREDO PETROLEUM, INC.

Randy A. Foutch
Chairman & CEO

PARTICIPANT:

Name:

Exhibit A

Performance Goals

Start of Performance Period — End of Performance Period

The Performance Goals established by the Compensation Committee of the Company are based on the Company’s relative three year total shareholder return (“TSR”) over the Performance Period measured against the Company’s Peer Group.  The final number of shares associated with each Performance Share Unit granted at the Maturity Date can range from 0% to 200% (rounded to the nearest tenth decimal point) of the target amount in accordance with the following chart:

	Relative TSR Performance Goal	TSR Modifier

Below Threshold	Below 40th percentile	0%
Threshold	40th percentile	50%
Target	60th percentile	100%
Maximum	80th percentile	200%

The Committee will interpolate all points between the Threshold and the Maximum Performance Goal. In the event that the Start Average Stock Price is greater than the End Average Stock Price plus Dividends then, unless otherwise determined by the Board, Committee or the Administrator, the TSR modifier shall be no greater than 150%.

TSR is calculated on the basis of the following formula:

End Average Stock Price plus Dividends*  — Start Average Stock Price

TSR                          =                                                                                                                                                                                       Start Average Stock Price

with the Start Average Stock Price being the average closing stock price for the first 30 trading days of calendar year 2016 and the End Average Stock Price being the average closing stock price for the 30 trading days immediately preceding the Maturity Date, as reported on the stock exchange on which such shares are listed.

The Peer Group consists of the following companies:**

QEP Resources, Inc.	Clayton Williams Energy, Inc.
Concho Resources, Inc.	Diamondback Energy, Inc.
SM Energy Co.	Parsley Energy, Inc.
Cimarex Energy Co.	RSP Permian, Inc.
EP Energy Corp.	Whiting Petroleum Corp.
Energen Corp.

•                  Dividends shall be assumed to be reinvested, as applicable

•                  ** the Board, Committee or Administrator may, in its good faith, substitute or set a specific applicable price in the event of a liquidation, bankruptcy, dissolution, merger, acquisition or similar event affecting any peer company in accordance with then current policy.